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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference into Colorado MEDtech, Inc.'s Registration Statements File Nos. 333-17207 (Form S-8), 333-93689 (Form S-3), 333-70755 (Form S-8), 333-64705 (Form S-3) and 333-50168 (Form S-8) of our
report dated August 14, 2002, with respect to the consolidated balance sheet of Colorado MEDtech, Inc. as of June 30, 2002, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for the year then ended, which report appears in the June 30, 2002, annual report on Form 10-K/A of Colorado MEDtech, Inc. The consolidated balance sheet as of June 30, 2001 and the consolidated statements of operations, shareholders' equity and comprehensive income (loss) and cash flows for the years ended June 30, 2001 and 2000 were audited by other auditors who have ceased operations. Our report contains an explanatory paragraph discussing our audit of: (i) certain adjustments made to restate the June 30, 2001 balance sheet and statement of shareholders' equity and comprehensive income (loss) for the year then ended to reclassify notes receivable from related parties, (ii) certain transitional disclosures required by SFAS 142 "Goodwill and Other Intangible Assets" and reflected in the June 30, 2001 and 2000 financial statements, and (iii) certain adjustments that were applied to restate the disclosures for reportable segments reflected in the June 30, 2001 and 2000 financial statements.


KPMG LLP



Denver, Colorado,
     June 10, 2003.